Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-167982) of Government Properties Income Trust and in the related Prospectus of our reports dated June 20, 2011 with respect to the statements of revenues and certain operating expenses of 305 East 46th Street, Meadows Office Portfolio and Southpointe I for the year ended December 31, 2010 included in this Current Report (Form 8-K/A) of Government Properties Income Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 24, 2011